CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 23, 2010, accompanying the financial statements of California Insured Municipals Income Trust, Series 216, New Jersey Insured Municipals Income Trust, Series 143 and New York Insured Municipals Income Trust, Series 169 (included in Van Kampen Focus Portfolios, Municipal Series 471) as of October 31, 2009, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended October 31, 2009, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-110846) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 23, 2010